Exhibit 99.1

The Habit Restaurants Announces Departure of Chief Marketing Officer

IRVINE, Calif., March 15, 2018 — The Habit Restaurants, Inc. (Nasdaq: HABT), (“The Habit” or the “Company”), today announced that Matt Hood, Chief Marketing Officer, will leave the Company to pursue another opportunity. The Company has initiated a search for his replacement.

Russ Bendel, President and Chief Executive Officer of The Habit Restaurants, Inc., stated, “I’d like to express my deep appreciation to Matt for his hard work and numerous contributions to our organization. In the more than three and a half years that he has been with The Habit, Matt has shown tremendous dedication, loyalty and passion for our brand, our customers and our team members, and we wish him the best in his new endeavors.”

Matt Hood added, “I am grateful for the tremendous opportunities The Habit has provided me, as well as the strong relationships I’ve established during my time here. I am proud of our accomplishments and look forward to watching the Company’s future growth and wish all of my colleagues continued success.”

About The Habit Restaurants, Inc.

The Habit Burger Grill is a burger-centric, fast casual restaurant concept that specializes in preparing fresh, made-to-order chargrilled burgers and sandwiches featuring USDA choice tri-tip steak, grilled chicken and sushi-grade tuna cooked over an open flame. In addition, it features fresh made-to-order salads and an appealing selection of sides, shakes and malts. The Habit was named the “best tasting burger in America” in July 2014 in a comprehensive survey conducted by one of America’s leading consumer magazines. The first Habit opened in Santa Barbara, California in 1969. The Habit has since grown to over 215 restaurants in 11 states throughout California, Arizona, Utah, New Jersey, Florida, Idaho, Virginia, Nevada, Washington, Maryland and Pennsylvania as well as three international locations.

CONTACT:

Investors:

(949) 943-8692

HabitIR@habitburger.com

Media:

(949) 943-8691

Media@habitburger.com